Exhibit 99.1

Forrester Appoints Investment Banking Expert Warren Romine To Its Board

CAMBRIDGE, Mass., Mar. 15, 2022 — Forrester (Nasdaq: FORR) today announced the appointment of Warren Romine, founder and managing director of Orchard Knob Capital LLC, to its board, effective March 15, 2022. An investment banker with more than 20 years of experience, Romine focuses on maximizing clients’ corporate liquidity and investment alternatives at his current firm.

“I am thrilled to welcome Warren to Forrester’s board,” said George F. Colony, Forrester’s chairman and chief executive officer. “As we scale our company and continue to drive contract value growth, we look forward to benefiting from Warren’s deep expertise in leading investment banking, finance, and M&A functions as well as his experience in serving on public company boards.”

Honored as a 2012 finalist for the ACG/M&A Advisor Dealmaker of the Year Award, Warren has advised Fortune 500 corporations, middle-market public companies, and privately held businesses on strategic financial initiatives. His experience includes holding leadership positions in KippsDeSanto & Co. and the investment banking divisions at FBR, Houlihan Lokey, and Jefferies Quarterdeck. He began his career with Merrill Lynch & Co.

Romine earned his MBA from Harvard University. He is also a past chairman at DC Action, a nonprofit advocacy organization dedicated to educating the public about issues affecting Washington, DC’s children and youth.

“Warren is a great addition to the team, and his experience complements the expertise and background of other board members well,” said Robert M. Galford, lead independent director and chairman of the board’s compensation and nominating committee and managing partner of the Center for Leading Organizations. “We are confident he will provide valuable perspective to maximize shareholder value and accelerate growth for the company.”

“I am excited to join Forrester’s board at this exciting time of growth and momentum for the company,” said Warren Romine. “I look forward to working with the other board members and Forrester’s executive team to help scale and position the company for sustained long-term growth.”

With the appointment of one new member, the Forrester board includes nine directors, eight of whom are independent.

About Forrester

Forrester (Nasdaq: FORR) is one of the most influential research and advisory firms in the world. We help leaders across technology, marketing, customer experience, product, and sales functions use customer obsession to accelerate growth. Through Forrester’s proprietary research, consulting, and events, leaders from around the globe are empowered to be bold at work — to navigate change and put their customers at the center of their leadership, strategy, and operations. Our unique insights are grounded in annual surveys of more than 700,000 consumers, business leaders, and technology leaders worldwide; rigorous and objective research methodologies, including Forrester Wave™ evaluations; 70 million real-time feedback votes; and the shared wisdom of our clients. To learn more, visit Forrester.com.